Exhibit 2

Execution Version

INVESTOR RIGHTS AGREEMENT

dated as of January 7, 2016

between

MAKEMYTRIP LIMITED

and

CTRIP.COM INTERNATIONAL, LTD.

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

Section 1.01 . Definitions	1
Section 1.02 . Other Definitional and Interpretative Provisions	3

ARTICLE 2
CORPORATE GOVERNANCE

Section 2.01 . Board Representation	4
Section 2.02 . Expenses and Indemnification	6
Section 2.03 . Termination of Investor Director Rights	6
Section 2.04 . Non-Transferability	7
Section 2.05 . No Inconsistent Amendment	7

ARTICLE 3
ACQUISITIONS AND DISPOSITIONS

Section 3.01 . Competitor Transferees	7
Section 3.02 . No further purchases	8
Section 3.03 . Violation	8

ARTICLE 4
REGISTRATION RIGHTS

Section 4.01 . Registration Rights	8

ARTICLE 5
MISCELLANEOUS

Section 5.01 . Binding Effect; Assignability; Benefit	8
Section 5.02 . Notices	9
Section 5.03 . Severability	10
Section 5.04 . Entire Agreement	10
Section 5.05 . Counterparts	10
Section 5.06 . Descriptive Headings	10
Section 5.07 . Amendment; Termination	10
Section 5.08 . Governing Law	11
Section 5.09 . Forum, Jurisdiction and Service of Process	11
Section 5.10 . Further Assurances	12

i

Schedules

Schedule 1	Registration Rights

Schedule 2	Competitor List

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of January 7, 2016 and effective as of the Second Closing (as defined in the Note Purchase Agreement) (the “Effective Date”), by and between MakeMyTrip Limited, a company incorporated under the laws of Mauritius (the “Company”), and Ctrip.com International, Ltd., a company incorporated under the laws of the Cayman Islands (the “Investor”).

WITNESSETH

WHEREAS, pursuant to a convertible note purchase agreement, dated as of the same date hereof (the “Note Purchase Agreement”), between the Company and the Investor, the Investor has agreed to acquire certain Company Securities (as defined below); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Note Purchase Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after such consummation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.

(a)                                 As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.  For purposes of this Agreement, each of the Directors of the Board of Directors, the Group Chief Executive Officer of the Company, the Chief Executive Officer — India of the Company, the Group Chief Financial Officer of the Company, the Group Chief Business Officer of the Company, the Chief Marketing Officer of the Company, the Chief Human Resource Officer of the Company, the Chief Technology Officer — International & Platforms of the Company, the Chief Technology Officer — India of the Company and the Chief Business Officer — Holidays of the Company shall be Affiliates of the Company; provided that the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty,

convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Mauritius, New Delhi, Shanghai, Hong Kong or Singapore are required by Applicable Law to be closed.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares.

“Constitution” means the Constitution of the Company, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NASDAQ) with competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Note” means the convertible note issued to the Investor pursuant to the Note Purchase Agreement.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.0005 per ordinary share.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” means at any time, any Person who is a record holder of Company Securities.

“Subsidiary” as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with IFRS or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

“U.S.” means the United States of America.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Agreement”	Preamble
“Board Qualifications”	2.01(f)
“Company”	Preamble
“Competitor”	3.01(a)
“Competitor List”	3.01(a)
“Competitor Transferee”	3.01(a)
“Effective Date”	Preamble
“Investor”	Preamble
“Investor Director”	2.01(a)
“Note Purchase Agreement”	Preamble

Section 1.02.  Other Definitional and Interpretative Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “dollars” or “$” shall refer to U.S. dollars.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
CORPORATE GOVERNANCE

Section 2.01.  Board Representation.

(a)                                 So long as the sum of the number of Ordinary Shares and the number of Ordinary Shares into which the then outstanding Note may be converted, in each case, beneficially owned by the Investor, together with its Subsidiaries, is at least 5,057,952 Ordinary Shares, subject to adjustment for any share split, share dividend, recapitalization, reclassification or similar transaction of the Company made in respect of any Ordinary Shares, the Investor shall be entitled to designate one (1) director to the Board of the Company (such director, or such other individual who may be designated by the Investor from time to time, the “Investor Director”), and the Company shall arrange for the appointment or election of such Investor Director to the Board as soon as practicable after the Investor notifies the Company of its designation of the Investor Director and following receipt by the Company of all documentation requested by the Company reasonably required for the appointment of the Investor Director but in no event later than thirty (30) days after the receipt of such notification, including convening a meeting of the Board or obtaining resolutions in writing signed by all directors pursuant to the Constitution and appointing such Investor Director to the Board, who shall hold such office until the next annual general meeting in accordance with the Company’s Constitution and shall be re-appointed by the Company for election at such meeting in accordance with Section 2.01(e) below, and in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) using best efforts to ensure, and to the extent permitted by Applicable Law and the Company’s Constitution, recommending to the Shareholders, the election of such Investor Director to the Board in any meeting of Shareholders to elect directors, including soliciting proxies in favor of the election of the Investor Director, (iii) including such nomination regarding such individual in the Company’s notice for any meeting of Shareholders to elect directors, and (iv) if necessary, expanding the size of the Board in order to appoint the Investor Director; provided, however, that the Investor Director candidate shall be subject to the approval of the Board, which approval shall not be unreasonably withheld, and further subject to the election by the Shareholders of the Company to the extent required by Applicable Law and the Company’s Constitution.

(b)                                 The Investor Directors shall be entitled to be nominated or appointed to the compensation committee of the Board, subject to the approval of the Board, which approval shall not be unreasonably withheld.

(c)                                  The nomination and appointment right under this Section 2.01 will be subject to the Investor Director satisfying the Company’s Board Qualifications (as defined in Section 2.01(f)).  In the event of (i) any failure by the Investor Director to satisfy the Board Qualifications, (ii) any removal of the Investor Director (with or without cause) pursuant to Applicable Law or the Company’s Constitution, (iii) the death, disability, retirement or resignation of the Investor Director (or any other vacancy created by removal thereof by or at the direction of the Investor), or (iv) the failure of the Investor Director to be elected at the annual general meeting or other meetings of the Shareholders, if applicable, the Investor shall have the exclusive right to designate a replacement to fill such vacancy and serve on the Board, and the Company shall promptly arrange for the appointment or election of such individual to its Board (who shall, following such appointment or election, be the Investor Director for purposes of this Agreement); provided, however, that the Investor Director candidate thus designated shall satisfy the Board Qualifications, and shall be subject to the approval of the Board, which approval shall not be unreasonably withheld, and further subject to the election by the Shareholders of the Company.

(d)                                 Any Investor Director duly elected to the Board shall:

(i)                                     agree to hold in confidence all information provided (provided that the Investor Director shall not be restricted in any confidential communications or discussions with or the confidential provision of information to the Investor and its Subsidiaries and their respective directors, officers, employees, accountants, agents, counsel and other representatives who are subject to the same confidentiality obligations as set forth herein), and

(ii)                                  be subject to the Company’s bylaws, charters, guidelines, codes of conduct, policies and procedures and Applicable Laws governing the fiduciary responsibilities of directors to the same degree as other members of the Board, and may be removed for cause under Applicable Law.

(e)                                  At any meeting of the Board or any annual general or other meeting of the Shareholders that may be held from time to time at which the Investor Director is up for re-appointment or re-election to the Board, the Company shall re-appoint the Investor Director to serve on the Board and shall use commercially reasonable efforts to ensure that the Investor Director is re-elected by the Shareholders to serve on the Board pursuant to the terms of the Constitution and any Applicable Law.  The Company agrees that it shall not take any action, in favor of the removal of the Investor Director unless such removal shall be for Cause.  Removal for “Cause” shall mean removal of a director because of such director’s (i) willful misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or (iii) abuse of illegal drugs or other controlled substances or habitual intoxication.

(f)                                   The Investor Director shall, at the time of nomination and at all times thereafter until such individual’s service on the Board ceases, (i) meet any applicable requirements under Applicable Law or the Company’s corporate governance policies to be a member of the Board, (ii) not be an officer or director of any Competitor Transferee (as defined below) and (iii) prior to being nominated, agree to comply with the requirements of this Section 2.01 (the “Board Qualifications”).  The Company shall not revise or amend the Board Qualifications in a manner that has the intent or effect of adversely affecting the nomination or election of an Investor Director (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify Persons known by the Company to be the Investor’s probable designees).

Section 2.02.  Expenses and Indemnification.

The Investor Director shall be entitled to the same rights, capacities, entitlements, compensation, if any, indemnification and insurance in connection with his or her role as a director as other members of the Board, and shall be entitled to reimbursement for all reasonable and documented, out-of-pocket expenses incurred in connection with the performance of his or her services as a director of the Company, including without limitation reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as other members of the Board.  The Company shall, upon the appointment of the Investor Director, enter into an indemnification agreement in the same form as applicable to other members of the Board with such director for so long as the Investor Director continues to serve as a director of the Board.  In addition, the Investor Director shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance effective upon his or her appointment to the Board, with the same coverage as, and containing terms and conditions no less favorable than, those available to the other members of the Board.  The Investor Director shall also execute and deliver, if requested by the Company, a director agreement and any other standard agreements required to be signed by directors of the Company, in each case, substantially in the same form as applicable to other members of the Board.

Section 2.03.  Termination of Investor Director Rights.

Notwithstanding the foregoing, all of the Investor’s rights under Section 2.01 shall terminate in the event that (i) if the sum of the number of Ordinary Shares and the number of Ordinary Shares into which the then outstanding Note may be converted, in each case, beneficially owned by the Investor, together with its Subsidiaries, ceases to be at least 5,057,952

Ordinary Shares, subject to adjustment for any share split, share dividend, recapitalization, reclassification or similar transaction of the Company made in respect of any Ordinary Shares, or (ii) (x) a material breach by the Investor of any provision(s) of this Agreement has occurred (y) such breach is not curable, or if curable, is not cured within forty-five (45) days following receipt by the Investor of the written notice described in clause (z) below, and (z) the Investor has received written notice of such breach with details and evidence of such breach as may be reasonably required by the Investor. In the event the Investor’s rights under Section 2.01 terminate in accordance herewith, the Investor shall cause the applicable Investor Director to tender his or her resignation from the Board promptly.

Section 2.04.  Non-Transferability.

The Investor may not Transfer to any Person all or any portion of its rights under this Article 2, notwithstanding the Transfer of all or any portion of the Ordinary Shares or the Note, in whole or in part.  Notwithstanding anything to the contrary herein, the Investor may Transfer all of its rights under this Article 2 together with the underlying Ordinary Shares or the Note to one or more of the Investor’s Subsidiaries.

Section 2.05.  No Inconsistent Amendment.

For so long as the Investor has the right to designate the Investor Director and except as otherwise required by Applicable Law, the Company shall not amend its Constitution in any manner, enter into or amend any agreement, or take any similar action that would adversely affect the Investor’s rights under this Article 2 or the Company’s ability to comply with its obligations under this Article 2.

ARTICLE 3

ACQUISITIONS AND DISPOSITIONS

Section 3.01.  Competitor Transferees.

(a)                                 The Investor agrees that it shall not, and shall not allow any of its Subsidiaries, to Transfer, directly or indirectly, any principal amount of the Note or any Ordinary Shares issued upon the conversion of the Note to any Person identified in Schedule 2 hereto (the “Competitor List”) (collectively, the “Competitors”), or to any Subsidiaries of any such Person (Competitors and their respective Subsidiaries collectively, “Competitor Transferees”), any such Transfer shall be null and void; provided, however, that the foregoing shall not prohibit any sale of Ordinary Shares through bona fide brokers’ transactions or pursuant to transactions in the open market to any person.

(b)                                 The Competitor List identifies the Competitors as of the date hereof. The Company may amend the Competitor List following the date hereof to add or remove Competitors from such Competitor List, each such amendment to be effective upon mutual agreement by and between the Company and the Investor, provided that, unless otherwise consented to by the Investor, (x) any Person so added to the Competitor List as a Competitor must be a material direct competitor of the Company engaging in one or its principal lines of business in the Republic of India, as reasonably determined by the Company and the Investor, and (z) the Company may not amend the Competitor List (A) prior to the six month anniversary of the Second Closing (as defined in the Note Purchase Agreement) or (B) more than once per each twelve-month period thereafter. For the avoidance of doubt,  the Investor and its Subsidiaries shall never be included in the Competitor List.

Section 3.02.  No further purchases.

The Investor agrees that, from the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the Note Purchase Agreement and the Note, the Investor shall not acquire any securities of the Company, whether equity, debt or any other Company Securities in any manner, whether in the open market or otherwise, without the prior written consent of the Company, provided that the restriction of this Section 3.02 shall not apply so long as the sum of the number of Ordinary Shares and the number of Ordinary Shares into which the then outstanding Note may be converted, in each case, beneficially owned by the Investor, together with its Subsidiaries, shall not exceed 26.6% of the Company’s then outstanding Ordinary Shares on an as-converted basis (including Ordinary Shares into which the then outstanding Note may be converted), subject to adjustment for any share split, share dividend, recapitalization, reclassification or similar transaction of the Company made in respect of any Ordinary Shares.

Section 3.03.  Violation.

Any Transfer made in violation of this Article 3 shall be null and void and the Company shall not be obligated to register any such Transfer in its books and records.

ARTICLE 4
REGISTRATION RIGHTS

Section 4.01.  Registration Rights.

The Investor shall have the rights, and the Company shall have the obligations, set forth in Schedule 1 hereto.  The provisions set forth in Schedule 1 hereto are hereby incorporated by reference and shall be deemed part of this Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Binding Effect; Assignability; Benefit.

(c)                                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(d)                                 Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party hereto; provided that except as otherwise specified herein, the Investor may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to each party hereto a joinder agreement pursuant to which such Affiliate shall become a party to this Agreement.

(e)                                  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.02.  Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

If to the Company, to:

MakeMyTrip Limited
J-6/11A, DLF Phase II, Gurgaon,
Haryana, India
Attention:	Deep Kalra
Facsimile:	+91-124-4395100

with a copy to:

Latham & Watkins LLP
9 Raffles Place
Republic Plaza
Attention:	Rajiv Gupta
Facsimile:	+65 6536 1171

If to the Investor, to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People’s Republic of China
Attention:	Chief Strategy Officer
Facsimile:	+86.21.5251.0000

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention:	Z. Julie Gao, Esq. / Haiping Li, Esq.
Facsimile:	+852.3740.4727

Section 5.03.  Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.04.  Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.05.  Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.06.  Descriptive Headings.

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.07.  Amendment; Termination.

(a)                                 The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)                                 This Agreement shall terminate and be of no further force and effect upon the Investor and its Affiliates ceasing to own less than 1%  of the total number of then-outstanding Company Securities on an as-converted basis; provided that the provisions of this Article shall survive any termination of this Agreement.

Section 5.08.  Governing Law.

This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law rules thereunder.

Section 5.09.  Forum, Jurisdiction and Service of Process.

(a)                                 The Company irrevocably consents and agrees, for the benefit of the Investor, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the transactions contemplated herein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated herein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 5.09(b), agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.02.

(b)                                 The Company irrevocably appoints MakeMyTrip Inc. as its authorized agent in the Borough of Manhattan, New York City, New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company by the person serving the same to 60 East 42nd Street, Suite 411, New York, NY 10165, United States of America, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect.  If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Investor a copy of the new agent’s acceptance of that appointment within ten (10) Business Days of such acceptance.  Nothing herein shall affect the right of the Investor to serve process in any other manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction.  To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder.

Section 5.10.  Further Assurances.

From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MAKEMYTRIP LIMITED

By:	/s/ Deep Kalra
	Name:	Deep Kalra
	Title:	Founder & Group CEO

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Jianzhang Liang
	Name:	Jianzhang Liang
	Title:	Chairman & CEO

[Signature Page to Investor Rights Agreement]

SCHEDULE 1

Registration Rights

1.                                      Definitions.  Capitalized terms not otherwise defined under this Schedule 1 shall have the meanings given under the main text of the Agreement.  For the purpose of this Schedule 1:

“Existing Holders” has the same meaning as the term “Shareholders” in the Existing IRA but shall only include such “Shareholders” who have any Registrable Shares as of the date of this Agreement;

“Existing IRA” means the Fourth Amended and Restated Shareholders Agreement dated as of July 16, 2010 by and among the Company and other parties thereto;

“Holders” means holder of the Registrable Shares and Existing Holders;

“Regsitrable Share” means (i) all of the Ordinary Shares held by the Investor and its Affiliates (including any Ordinary Shares hereafter acquired by the Investor or its Affiliates), (ii) any Ordinary Shares of the Company issuable upon conversion of the Note, and (iii) any other Ordinary Shares of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i) and (ii) pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events; provided, however, that Ordinary Shares that are Registrable Shares shall cease to be Registrable Shares: (x) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act, (y) with respect to a Shareholder, when such Shareholder is eligible to sell, transfer or otherwise convey all of such Shareholder’s Registrable Shares without restriction pursuant to Applicable Law, or (z) upon any sale in any manner to a Person which is not entitled to the rights provided by this Agreement;

“Registration Statement” means a registration statement of the Company, concerning the sale of its securities to the public, on an appropriate form under the Securities Act, including a prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and all material incorporated by reference therein; and

“SEC” means United States Securities and Exchange Commission, or any successor governmental agency or authority thereto.

2.                                      Demand Registration Rights.

(a)                                 Subject to the terms of this Agreement, at any time or from time to time, the Investor may request, in writing, that the Company effect a registration under the Securities Act of all or any part of the Registrable Shares owned by the Investor, on such forms and in the manner considered appropriate by the Investor (provided that the Registrable Shares to be so registered have a proposed aggregate offering price net of underwriting commissions, if any, of at least US$5,000,000 in the aggregate).  Upon receipt of any such request, the Company shall

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promptly give written notice of such proposed registration to the Existing Holders.  Such Existing Holders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such number of their Registrable Shares as such Existing Holders may request in such notice of election, subject to the approval of the underwriter(s) managing the offering (if any).  Notwithstanding any other provision of this Section 2, if such underwriter(s) advises the Company that marketing factors require a limitation of the number of Ordinary Shares to be included in such offering, then the Company shall advise the Holders which would otherwise have been included in such registration that the number of Registrable Shares that may be included in such registration shall be allocated to the Holders on a pro rata basis based upon their total ownership of Registrable Shares.  If any Holder would thus be entitled to include more Ordinary Shares than such Holder requested to be registered, the excess shall be allocated among the other requesting Holders on a pro rata basis based upon the number of Registrable Shares requested by each such Holder to be included in the registration.  Any Registrable Shares excluded or withdrawn from such registration shall be withdrawn from the registration.  Subject to the foregoing, the Company shall, as expeditiously as possible, use all commercially reasonable efforts to effect the registration of all Registrable Shares that the Company has been requested to register.  Such registration shall be done on such forms and in such manner as is considered appropriate by those holding a majority of the Registrable Shares to be registered in such registration.

(b)                                 At any time after the Company becomes eligible to file a Registration Statement on Form F-3 (or any similar or successor form for which the Company then qualifies relating to secondary offerings), the Investor shall have the right to require the Company to effect the registration on Form F-3 (or any similar or successor form for which the Company then qualifies) of all or any portion of the Registrable Shares held by the Investor.  Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Existing Holders.  Such Existing Holders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such number of their Registrable Shares as such Existing Holders may request in such notice of election.  Thereupon, the Company shall, as expeditiously as possible, use all commercially reasonable efforts to effect the registration on Form F-3 (or any similar or successor form for which the Company then qualifies) of all Registrable Shares that the Company has been requested to register (provided that the Company shall not be required to effect any registration of Registrable Shares unless such Registrable Shares have a proposed aggregate offering price net of underwriting commissions (if any) of at least US$5,000,000 in the aggregate).

(c)                                  The Company shall not be required to effect:

(i)                                     more than two registrations in any twelve month period pursuant to Section 2(a); and

(ii)                                  more than two registrations in any twelve month period pursuant to Section 2(b),

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provided, however, that, in each case, none of the Holders may make more than one request in any six month period.

(d)                                 The Company shall not be obligated to register any Registrable Shares pursuant to this Section 2:

(i)                                     if, within ten (10) days of the receipt of any request from the Investor to register Registrable Shares under this Section 2, the Company gives notice to the Investor requesting registration of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of the receipt of such request; provided that the Company is actively employing in good faith its reasonable best efforts to cause such Registration Statement to become effective within sixty (60) days of its initial filing and, provided further that the Investor shall be entitled to join such registration upon the terms and subject to the conditions of this Agreement; or

(ii)                                  during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of, any Registration Statement pertaining to Ordinary Shares; provided that the Investor shall be entitled to join such registration upon the terms and subject to the conditions of this Agreement; or

(iii)                               if, after receiving a request for registration from the Investor pursuant to Section 2, the Company furnishes to the Investor a notice signed by the chief executive officer of the Company stating that, in the good faith judgment of the Company’s board of directors, it would be materially detrimental to the Company or its members for the requested Registration Statement to be filed in the near future, then the Company shall have the right to defer such requested registration for such period during which such registration would be considered by the Company to be materially detrimental; provided that such deferral by the Company shall not exceed 180 days from the receipt of any such request duly submitted by the Investor under Section 2 to register Registrable Shares and, provided further, that the Company may not register any of its other securities during such 180-day period.  Notwithstanding anything to the contrary herein, the Company shall not be entitled to exercise this right to defer a requested registration more than once in any 12-month period.

3.                                      Incidental Registration.

(a)                              Whenever the Company proposes to file a Registration Statement, including, but not limited to, Registration Statements relating to secondary offerings of securities of the Company, but excluding Registration Statements pursuant to Section 2 and relating to employee benefit plans or with respect to corporate reorganizations, at any time and from time to time, it will, at least thirty (30) days prior to such filing, give written notice to the Holders of its intention to do so and, upon the written request of any of the Holders given within twenty (20) days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its reasonable efforts to cause all Registrable Shares that the Company has been requested by such Holders to register or to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance

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with the intended methods of distribution specified in the request of such Holders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3 without obligation to any of the Holders.

(b)                                 In connection with any registration under this Section 3 involving an underwriting, the Company shall not be required to include any Registrable Shares in such registration unless the Holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the good faith opinion of the underwriter(s), jeopardize the success of such offering.  If, in the reasonable opinion of the managing underwriter(s), the registration of all, or part of, the Registrable Shares that the Holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the registration only that number of Registrable Shares, if any, that the managing underwriter(s) in good faith believes may be sold without causing such adverse effect.  If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of Ordinary Shares that the holders have requested to be included, the Holders who have requested registration shall participate in the registration pro rata based upon their total ownership of Registrable Shares.  If any Holder would thus be entitled to include more Ordinary Shares than such Holder requested to be registered, the excess shall be allocated among the other requesting holders on a pro rata basis based upon the number of Registrable Shares requested by each such Holder to be included in the registration.

4.                                      Registration Procedures.  If and whenever the Company is required by the provisions of this Agreement to use all commercially reasonable efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a)                                 prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and use all commercially reasonable efforts to cause that Registration Statement to become and remain effective for the earlier of one hundred and twenty (120) days or until the completion of the distribution;

(b)                                 as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of the sale of all Registrable Shares covered thereby or ninety (90) days after the effective date thereof;

(c)                                  as expeditiously as possible furnish to each selling Holder such reasonable number of copies of the Registration Statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Holders;

(d)                                 as expeditiously as possible use all commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the applicable

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securities or Blue Sky laws of such states as the selling Holders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Holders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Holders provided, however, that the Company shall not be required in connection with this Section 4(d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(e)                                  notify each selling Holders at any time when a Registration Statement related thereto becomes effective under the Securities Act, of the happening of any event as a result of which, or in the event the Company becomes aware that, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such selling Holders, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)                                   cause all such Registrable Shares to be listed on the NASDAQ or such other stock exchange on which the Ordinary Shares are then listed;

(g)                                  if required by the underwriters, in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter(s) of such offering.  Each Holder participating in such underwritten offering shall also enter into and perform its obligations under such an agreement; and

(h)                                 in the event of any underwritten offering, furnish, at the request of the managing underwriter(s), on the date that such Registrable Shares are delivered to the underwriters for sale: (i) an opinion, dated as of such date, from the counsel representing the Company for the purpose of such registration, in such form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the managing underwriter(s), addressed to the underwriters; and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the managing underwriter(s), addressed to the underwriters.

If the Company has delivered preliminary or final prospectuses to the selling Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act or because the prospectus contains a material misstatement or omission, the Company shall promptly notify the selling Holders and, if requested, the selling Holders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company.  The Company shall promptly provide the selling Holders with revised prospectuses and, following receipt of the revised prospectuses, the selling Holders shall be free to resume making offers of the Registrable Shares.

5.                                      Allocation of Expenses.  The Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration

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under Section 2 is withdrawn at the request of any Holders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Holders after the date on which such registration was requested) and if the requesting Holders elect not to have such registration counted as a registration requested under Section 2, the requesting Holders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration.  For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, road show expenses, fees and disbursements of counsel for the Company, the reasonable fees and expenses of one (1) special counsel selected by the selling Holders to represent the selling Holders, state Blue Sky fees and expenses (if any), fees and expenses of the Company’s independent auditors, and the expense of any special audits incidental to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Holders’ own counsel (other than the counsel selected to represent all selling holders of Registrable Shares).

6.                                      Indemnification with Respect to Underwritten Offering.  In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to this Schedule 1:

(a)                                 the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; and

(b)                                 (i) to the extent permitted by Applicable Law, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading; and the Company will reimburse each such seller, underwriter and controlling person for any legal or other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(b)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon any untrue

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statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information concerning a Holder furnished by such Holder expressly for use in connection with such registration by any such Holder, controlling person or other aforementioned person;

(ii)                                  to the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, any other Holder selling securities in such Registration Statement and any controlling person of any such other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, state securities or Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information concerning such Holder furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 6(b)(ii) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6(b)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 6(b)(ii) exceed the net proceeds from the offering received by such Holder;

(iii)                               notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; and

(iv)                              the obligations of the Company and Holders under this Section 6 shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Schedule 1 and otherwise.

7.                                      Information by Shareholder.  Each Holders included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

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8.                                      Limitation on Subsequent Registration Rights.  From and after the Effective Date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Shares then outstanding, enter into any agreement with any Holder or prospective holder of any Ordinary Shares that would allow such Holder or prospective holder (a) to include such Ordinary Shares in any Registration Statement filed pursuant to Schedule 1, unless under the terms of such agreement such holder or prospective holder may include such Ordinary Shares in any such registration only to the extent that the inclusion of such Ordinary Shares will not reduce the amount of Registrable Shares of the Holders that are to be included in such registration; (b) to demand registration of their securities; or (c) to cause the Company to include such Ordinary Shares in any Registration Statement filed pursuant to Schedule 1 on a basis more favorable to such Holder or prospective holder than is provided to the Holders hereunder.

9.                                      Termination of Registration Rights.

(a)                                 No Holder shall be entitled to exercise any right provided for in this Schedule 1 after the earlier of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all (but not just some) of such Holder’s Registrable Shares during a 3-month period without registration on such sale or (ii) upon termination of the Agreement, as provided in Section 5.07 of the Agreement.

(b)                                 The registration rights of any of the Existing Holders as referred to in this Schedule 1 shall be deemed to automatically terminate as soon as such rights are terminated pursuant to the terms of the Existing IRA.

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SCHEDULE 2

Competitor List

[Intentionally omitted.]